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As filed with the Securities and Exchange Commission on March 16, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORIENT-EXPRESS HOTELS LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-0223493 (I.R.S. Employer Identification No.)

22 Victoria Street
Hamilton HM 12, Bermuda
(441) 295-2244
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

John T. Landry, Jr., Esq.
Orient-Express Hotels Inc.
1114 Avenue of the Americas
New York, New York 10036
(212) 302-5066
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Stephen V. Burger Carter Ledyard & Milburn LLP 2 Wall Street New York, New York 10005 (212) 732-3200	Rohan S. Weerasinghe Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

        Approximate date of commencement of proposed sale to the public: As soon as possible after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-123020

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Class A Common Shares, par value $.01 each	1,500,000 shs.	25.54(1)	$38,310,000	$4,509.09 (3)

Preferred Share Purchase Rights	1,500,000 rights	— (2)	— (2)	None

(1)
The public offering price per share in the underwritten offering which is the subject of this Resolution Statement.

(2)
The rights are presently attached to and transferable only with the class A common shares of the registrant. The value, if any, attributable to the rights to be offered, is reflected in the proposed offering price of the class A common shares.

(3)
Pursuant to Rule 457(p) under the Securities Act of 1933, $1,535.94 of the registration fee previously paid with the registrant's Registration Statement on Form S-3, Registration No. 333-102576 (initial filing date January 17, 2003), is being offset against a portion of the registration fee currently due for this Registration Statement ($4,509.09). Therefore, $2,973.15 of the $4,509.09 registration fee for this filing is being paid with this filing.

        This Registration Statement shall become effective upon filing with the Commission, as provided in Rule 462(b).

        Note: This Registration Statement is being filed pursuant to Rule 462(b). The contents of the registrant's Registration Statement on Form S-3, Registration No. 333-123020, are incorporated herein by reference.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The expenses of the issuance and distribution of the securities being registered hereby and by the registrant's registration statement on Form S-3, Registration No. 333-123020, other than selling discounts and commissions, are estimated as follows:

Securities and Exchange Commission registration fee	$27,315
NASD filing fee	19,876
Stock exchange listing fees	17,675
Legal fees and expenses	190,000
Accounting fees and expenses	25,000
Printing fees and expenses	110,000
Miscellaneous	10,134

Total	$400,000

        $188,000 of such expenses will be paid by the registrant and $212,000 will be paid by Sea Containers in accordance with an agreement between them.

Item 15. Indemnification of Directors and Officers.

        Bye-Laws 122-125 of the registrant provide as follows (references therein to the Company are references to the registrant, and references to the Companies Act mean Bermuda's Companies Act 1981 and such other statutory corporate enactments in Bermuda as are from time to time in force concerning companies insofar as the same applies to the registrant):

          "122. Subject to the proviso below, every Director, officer of the Company and member of a committee duly constituted under Bye-Law 88 and any Resident Representative shall be indemnified out of the funds of the Company against all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, officer, committee member or Resident Representative and the indemnity contained in this Bye-Law shall extend to any person acting as a Director, officer, committee member or Resident Representative in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election; provided that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Act. Nothing in this Bye-Law or Bye-Laws 123, 124 and 125 below shall operate in favour of any person acting in the capacity of auditor to the Company.

          "123. Every Director, officer, member of a committee duly constituted under Bye-Law 88 or Resident Representative shall be indemnified out of the funds of the Company against all liabilities incurred by him as such Director, officer, committee member or Resident Representative in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Act in which relief from liability is granted to him by the court.

          "124. To the extent that any Director, officer, member of a committee duly constituted under Bye-Law 88 or Resident Representative is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

          "125. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Directors in the specific case upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified pursuant to Bye-Laws 122 and 123 or otherwise."

        Reference is made to the Indemnification Agreement (Exhibit 99 to this Registration Statement) concerning the indemnification by the registrant of its authorized representative in the United States for purposes of this Registration Statement.

        The registrant also maintains directors' and officers' liability and corporate reimbursement insurance. Such insurance, subject to annual renewal and certain rights of the insurers to terminate, provides an aggregate maximum of $40 million of coverage to directors and officers of the registrant and its subsidiaries, against claims made during the policy period.

Item 16. Exhibits.

        The exhibit index appears below on the page immediately following the signature pages of this Registration Statement.

Item 17. Undertakings.

        (1)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (3)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (4)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on the 15th day of March, 2005.

ORIENT-EXPRESS HOTELS LTD.
By:	/s/ SIMON M.C. SHERWOOD Simon M.C. Sherwood President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on March 15, 2005.

Signature	Title

/s/ SIMON M.C. SHERWOOD Simon M.C. Sherwood	President and Director (Co-Principal Executive Officer)
* James B. Sherwood	Chairman and Director (Co-Principal Executive Officer)
/s/ JAMES G. STRUTHERS James G. Struthers	Vice President-Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
* John D. Campbell	Director
* James B. Hurlock	Director
* J. Robert Lovejoy	Director and Authorized Representative in the United States
* Daniel J. O'Sullivan	Director
* Georg R. Rafael	Director
*By:	/s/ SIMON M.C. SHERWOOD Simon M.C. Sherwood Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description
1	—	Purchase Agreement
4.1	—	Schedule 1 to the Bye-Laws of the Registrant(1)
4.2	—	Rights Agreement dated as of June 1, 2000, between the Registrant and EquiServe Trust Company N.A. (successor to Fleet National Bank), as Rights Agent(2)
5	—	Opinion of Appleby Spurling Hunter
8	—	Tax opinion of Carter Ledyard & Milburn LLP(3)
23.1	—	Consent of Deloitte & Touche LLP
23.2	—	Consent of Appleby Spurling Hunter (included in Exhibit 5)
23.3	—	Consent of Carter Ledyard & Milburn LLP (included in Exhibit 8)(3)
24	—	Powers of Attorney(3)
99	—	Indemnification Agreement between the Registrant and J. Robert Lovejoy

(1)
Incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Registrant's Registration Statement on Form S-1, Registration No. 333-12030.

(2)
Incorporated by reference to Exhibit 4.2 to Amendment No. 4 to the Registrant's Registration Statement on Form S-1, Registration No. 333-12030.

(3)
Previously filed as an exhibit to the Registrant's Registration Statement on Form S-3, Registration No. 333-123020, and incorporated herein by reference.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX